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                          Exhibit 99.1

                      Press Release issued
                        on May 26, 1998





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         DELAWARE FIRST BANK ANNOUNCES MANAGEMENT CHANGE

     WILMINGTON, D.E. - After serving as President and CEO of Delaware First Bank, FSB for over sixteen years, Ronald P. Crouch has announced his resignation in order to pursue new and diversified opportunities outside of the Bank.

     The Bank's Board of Directors was understanding of Mr. Crouch's desire to pursue these other opportunities and accepted his resignation. It acknowledged Mr. Crouch's many contributions to the Bank including his leadership through the years of thrift crisis and during the Bank's recent conversion from mutual to stock form of ownership.

     The Bank expressed its best wishes to Mr. Crouch in his future endeavors and stated that it would begin a search for a qualified successor. Mr. Crouch has been asked, and has agreed, to work with the Bank to ensure an orderly transition.

     Mr. Crouch stated that he left when he felt the Bank was on the right course and after he had accomplished many of the objectives he had set. He felt it was time to turn to other challenging opportunities and to turn over the leadership of the Bank as it moves into the next century.

     Delaware First Bank is a wholly-owned subsidiary of Delaware First Financial Corporation (OTC BB:DFFN). Delaware First Financial completed its conversion to a public stock company on December 31, 1997, issuing 1.2 million shares of common stock at $10.00 a share. Delaware First Bank is a community and customer oriented federal savings bank operating from its main office in Wilmington, Delaware.

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